EXHIBIT 10.2

ALLOS THERAPEUTICS, INC.

SEVERANCE BENEFIT SCHEDULE

For employees of Allos Therapeutics, Inc. (the “Company”) who are terminated pursuant to involuntary reductions in the work force effecting more than two employees during 2006.

This Severance Benefit Schedule (the “Schedule”) is made pursuant to the Company’s Severance Benefit Plan.  The Company reserves the right to establish severance guidelines on an action by action basis.  This Schedule may be altered, amended or cancelled at any time in the sole discretion of the Company.

A basic severance benefit consisting of four weeks current base pay will be provided to all laid off employees.

As a condition to receiving additional severance benefits, an Eligible Employee must sign a general release agreement releasing the Company from all claims known or unknown that employee may have against the Company.  No additional benefits will be paid until the Company has received a signed general release.  The contents of the general release will vary, depending on the state in which the affected employee(s) resides, the age of the employee(s), and whether two or more employees are affected by the same action. Consult with legal for the specific release to be used.

Nothing contained in the Company’s Severance Benefit Plan or this Schedule alters or amends employee’s status as an at will employee.  As an at will employee either the employee or the Company may terminate the employment relationship with or without cause, with or without notice.

The following schedules apply to severance benefits for Eligible Employees of the Company who are terminated pursuant to the terms of the Severance Benefit Plan as part of involuntary reductions in the work force of over two employees during 2006.

All ELIGIBLE EMPLOYEES:

SEVERANCE BENEFIT:

Without Eligible Employee’s signed release: Four weeks current base pay (excludes overtime and bonuses).

Basic Severance Pay:  Four weeks current base pay (excludes overtime and bonuses).

With Eligible Employee’s signed release:

Additional Severance Pay:  An additional one week base pay (excludes overtime and bonuses) per $10,000 of annualized current base pay, with a minimum total Severance Benefit under this Schedule of eight weeks base pay and a maximum total Severance Benefit under this Schedule of 26 weeks base pay.

Insurance Continuation Benefit:  The Company shall pay the premiums of Eligible Employee’s group health insurance COBRA continuation coverage, including coverage for eligible dependents, for the period of the Severance Benefit; provided, however, that (a) the Company shall pay premiums for Eligible Employee’s eligible dependents only for coverage for which those eligible dependents who were enrolled immediately prior to the Change in Control termination and (b) the Company’s obligation to pay such premiums shall cease immediately upon Eligible Employee’s eligibility for comparable group health insurance provided by a new employer of Eligible Employee.  For purposes of COBRA, the COBRA period will begin upon termination resulting from the group termination.  Any Eligible Employee shall immediately notify the Plan Administrator upon obtaining employment pursuant to which he or she is employed on the average of 30 hours or more each week.

Outplacement Assistance:  The Company shall provide outplacement assistance through an outside organization as a resource to laid off employees in their career transition.  The amount of assistance will vary by job level at the sole discretion of the Company.